Exhibit 99.1

FOR IMMEDIATE RELEASE
NanoString Technologies Releases Operating Results for Third Quarter of 2017

SEATTLE - November 2, 2017 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the third quarter of 2017. The results were consistent with the company's announcement of preliminary revenue on October 11, 2017.
Third Quarter Financial Highlights

•	Total revenue of $27.0 million, 13% year-over-year growth

•	Total product and service revenue of $16.9 million, 12% year-over-year decline

•	Consumables revenue of $10.7 million, including $1.7 million of Prosigna® IVD kits, 7% year-over-year decline

•	Instrument revenue of $4.4 million, 36% year-over-year decline

•	Collaboration revenue of $10.1 million

“We have taken a number of actions to improve the growth of our life science business, including appointing new commercial leadership, expanding and specializing our sales channel, and launching a number of new consumable products, and we expect these initiatives will help to stabilize the business in the fourth quarter and return it to growth in 2018,” stated Brad Gray, president and chief executive officer of NanoString. “Our management team is intensely focused on revitalizing the growth of our core business while advancing our pipeline of new instrument platforms, including Digital Spatial Profiling, which is scheduled to launch late next year.”
Recent Business Highlights

•	Increased installed base to approximately 570 nCounter® Analysis Systems at September 30, 2017

•	Appointed J. Chad Brown as senior vice president, sales & marketing to lead commercial operations

•
Launched PanCancer IO 360TM gene expression panel for translational research, which assays key pathways from the tumor, microenvironment and immune system and includes more than 20 potentially predictive signatures of therapeutic response to immunotherapy

•
Entered into collaboration with the NSABP Foundation to study colorectal tumor samples using the PanCancer IO 360 panel to identify biomarkers of immune evasion that may inform the development of novel immunotherapies

•	Launched new Neuropathology gene expression panel for research of neurological disorders, such as Alzheimer’s Disease, Parkinson’s Disease, Amyotrophic Lateral Sclerosis, and Huntington’s Disease

•	Entered into $50 million collaboration agreement with Lam Research to advance development of the Hyb & SeqTM next generation sequencing platform

•	Presented proof-of-principle research demonstrating the capability of Hyb & Seq technology to perform liquid biopsy measurement by direct capture and sequencing of cell-free DNA
Third Quarter Financial Results
Revenue for the three months ended September 30, 2017 increased by 13% to $27.0 million, as compared to $23.9 million for the third quarter of 2016. Instrument revenue was $4.4 million, 36% lower than the prior year period, primarily due to a reduction in the number of systems sold. Consumables revenue, excluding Prosigna, was $9.0 million for the third quarter of 2017, 12% lower than in the comparable 2016 quarter due to a reduction in the consumable pull through from the installed base of systems. Prosigna IVD kit revenue was $1.7 million for the quarter, an increase of 47% over the third quarter of 2016. Collaboration revenue totaled $10.1 million, compared to $4.8 million for the third quarter of 2016. Gross margin on product and service revenue was 57% for the third quarter of 2017, compared to 58% for the third quarter of 2016.
Research and development expense increased by 30% to $11.4 million for the third quarter of 2017 versus $8.7 million for the third quarter of 2016, reflecting investments in new products and technologies under development for the life science research market, including Digital Spatial Profiling and Hyb & Seq technologies, as well as increased costs associated with biopharma collaborations. Selling, general and administrative expense increased by 18% to $18.4 million for the third quarter of 2017 compared to $15.6 million for the prior year period, reflecting added staffing, including expansion of the sales channel, and other costs supporting the company’s growth.
Net loss for the three months ended September 30, 2017 was $11.4 million, or a loss of $0.45 per share, compared with $10.1 million, or $0.51 per share, for the third quarter of 2016.

Outlook for 2017
The company has revised its financial outlook for 2017 as follows:

•	Total revenue in the range of $109 million to $112 million, which was previously $114 million to $118 million

•	Product and service revenue in the range of $68 million to $71 million, which was previously $81 million to $85 million

•	Gross margin on product and service revenue of approximately 56%, which was previously 57% to 58%

•	Operating expenses in the range of $119 million to $121 million, which was previously $123 million to $126 million

•	Operating loss in the range of $38 million to $41 million, which was previously $42 million to $46 million

•	Net loss per share in the range of $1.86 to $1.99, which was previously $2.03 to $2.20

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 88331168. To listen to a live webcast, please visit the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning November 2, 2017 at 7:30pm ET through 7:30pm ET on November 9, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 88331168. The webcast will also be available on the company’s website for one year following the completion of the call.

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,700 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.

For more information, please visit www.nanostring.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the impact of changes in the company's commercial organization and future growth prospects, the capabilities of the company’s new products and future products under development, the timing of future product launches, development funding and its estimated 2017 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

The NanoString Technologies logo, NanoString, NanoString Technologies, Hyb & Seq, nCounter, PanCancer IO 360 and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact
Douglas Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Instruments	$4,444	$6,898	$14,949	$16,744
Consumables	9,020	10,303	26,806	26,579
In vitro diagnostic kits	1,689	1,147	4,963	3,142
Services	1,762	819	4,272	2,326
Total product and service revenue	16,915	19,167	50,990	48,791
Collaboration	10,101	4,766	28,682	12,466
Total revenue	27,016	23,933	79,672	61,257
Costs and expenses:
Cost of product and service revenue	7,305	8,075	22,692	21,816
Research and development	11,374	8,717	33,213	24,724
Selling, general and administrative	18,380	15,607	54,590	46,018
Total costs and expenses (a) (b)	37,059	32,399	110,495	92,558
Loss from operations	(10,043)	(8,466)	(30,823)	(31,301)
Other income (expense):
Interest income	252	104	549	266
Interest expense	(1,556)	(1,509)	(4,585)	(4,150)
Other income (expense)	(12)	(179)	185	(238)
Total other income (expense), net	(1,316)	(1,584)	(3,851)	(4,122)
Net loss before provision for income taxes	(11,359)	(10,050)	(34,674)	(35,423)
Provision for income taxes	(45)	(38)	(137)	(73)
Net loss	$(11,404)	$(10,088)	$(34,811)	$(35,496)
Net loss per share, basic and diluted	$(0.45)	$(0.51)	$(1.50)	$(1.79)
Shares used in calculating basic and diluted net loss per share	25,240	19,864	23,172	19,779

(a) Includes $3.1 million and $2.2 million of stock-based compensation expense for the three months ended September 30, 2017 and 2016, respectively, and $8.2 million and $6.5 million for the nine months ended September 30, 2017 and 2016, respectively.

(b) Includes $0.8 million of depreciation and amortization expense for both the three months ended September 30, 2017 and 2016, and $2.5 million and $2.2 million for the nine months ended September 30, 2017 and 2016, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$28,797	$20,583
Short-term investments	61,051	53,453
Accounts receivable, net	18,288	22,193
Inventory	18,520	13,812
Prepaid expenses and other	6,109	3,744
Total current assets	132,765	113,785
Property and equipment, net	13,867	12,158
Other assets	555	430
Total assets	$147,187	$126,373
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,389	$4,935
Accrued liabilities	20,047	12,344
Deferred revenue, current portion	16,678	19,033
Deferred rent, current portion	479	13
Lease financing obligations, current portion	—	58
Total current liabilities	39,593	36,383
Deferred revenue, net of current portion	5,407	22,664
Deferred rent and other liabilities, net of current portion	8,584	7,655
Long-term debt and lease financing obligations, net of current portion and debt issuance costs	48,533	47,366
Total liabilities	102,117	114,068
Total stockholders’ equity	45,070	12,305
Total liabilities and stockholders’ equity	$147,187	$126,373